Exhibit 6.14

AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

THIS AMENDED AND RESTATED SHARE PURCHASE AGREEMENT, dated April 8, 2020 (this “Agreement”) by and among (i) Elegance Brands, Inc., a Delaware corporation (the “Buyer”), (ii) Australian Boutique Spirits Pty Ltd., an Australian private company, no. 625 701 420 (the “Company”) and (iii) Amit Raj Beri, an individual (the “Seller”) amends and restates in its entirety a share purchase agreement (the “Prior Agreement”) that was entered into by the above Parties as of December 3, 2019 (the “Effective Date”). The Buyer, the Company and the Seller are hereinafter sometimes individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Seller is the sole shareholder of the Company;

WHEREAS, the Seller wishes to sell, transfer and convey to the Buyer 600 shares of the Company representing as of the date hereof 100% of the issued and outstanding equity interests in the Company (the “Company Shares”), and the Buyer wishes to purchase the Company Shares from the Seller, Company Shares subject to the terms and conditions set forth herein;

WHEREAS, in exchange for the Company Shares, as of the Effective Date, the Buyer has provided the Deposit (as defined below), and shall fund the Closing Date Payment on the Closing Date.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1

PURCHASE AND SALE OF THE SHARES

1.1 Purchase and Sale. At the Closing (as defined below), the Seller shall sell, transfer, assign and convey the Company Shares to the Buyer, and the Buyer shall purchase and acquire the Company Shares from Seller. The Company Shares shall be conveyed by the Seller to the Buyer by means of delivery of a certificate or certificates evidencing the Company Shares, against which Buyer shall pay the Total Consideration (as defined below), less the Deposit. The Company Shares shall be conveyed to the Buyer by the Seller free and clear of any and all liens, pledges, encumbrances, hypothecations or other claims of any kind or nature excepting only restrictions on transfer imposed by Australian or United States securities laws and regulations.

1.2 Total Consideration. The total consideration to be paid by the Buyer to the Seller for the Company Shares shall be valued at Twenty One Million Three Hundred Thousand Australian Dollars (AUS$21,300,000) of which it is intended that 60% shall be payable in cash and the 40% balance shall be payable in shares of Class A common stock of the Buyer (the “Total Consideration”). Such Total Consideration shall be and consist of:

(a) either (i) Twelve Million Seven Hundred and Eighty Australian Dollars ($AUS12,780,000) or (ii) Eight Million Four-Hundred and Eighty Eight Thousand and Forty Eight United States Dollars ($8,488,048), inclusive of the Deposit previously paid and referred to in Section 1.3 below (the “Total Cash Consideration”), which Total Cash Consideration shall be paid on the Closing Date in cash by wire transfer of immediately available funds to a bank account designated by the Seller. The Parties acknowledge that for purposes of calculating the Total Cash Consideration, less the Deposit (the “Closing Cash Consideration”), they used a United States Dollar to Australian Dollar exchange rate of 0.6591:1 (the “Exchange Rate”), reflecting the three (3) month average rate as published by the Reserve Bank of Australia.

(b) The 40% balance of the Total Consideration (AUS$8,520,000) shall be paid in the form of Eleven Million, Two-Hundred and Thirty One Thousand and Sixty Four (11,231,064) shares of Class A common stock of the Buyer (the “Stock Consideration” and together with the Total Cash Consideration, the “Total Consideration”), which shall be conveyed to the Seller by means of delivery of a certificate or certificates evidencing such shares, and on the schedule set forth below. The Parties acknowledge that the Stock Consideration has been valued for all purposes of this Agreement at (USD) $0.50 per share.

The Parties hereby agree and acknowledge that the Twenty-One Million Three Hundred Thousand Australian Dollars ($21,300,000) value of the Total Consideration is based on both Parties on their respective independent research (financial or otherwise), analysis and evaluation with respect to the Company and its business, financial condition and prospects, and have further relied upon a valuation and reasonableness report dated March 12, 2020, prepared by Moore Stephens Perth Corporate Service Pty Ltd., a true copy of which is annexed to this Agreement as Exhibit A and made a part hereof (the “Moore Stephens Business Valuation Report”). The Total Consideration is being valued at the low end of the range of the fair market value of the Company as set forth in the Moore Stephens Business Valuation Report.

1.3 Deposit. On the Effective Date, Buyer made a fully-refundable deposit to Seller of Two Million Five Hundred Thousand Australian Dollars (AUS) $2,500,000) or (USD)$1,712,500 (the “Deposit”), which for purposes of the Prior Agreement and this Agreement, the Parties agreed to use a United States Dollar to Australian Dollar exchange rate of 0.685:1. In consideration the Deposit, the Seller and the Company agreed that, from the Effective Date to the Outside Closing Date (hereinafter defined) they will not, and will cause their directors, officers, representatives, agents and affiliates not to, directly or indirectly solicit, entertain or encourage inquiries or proposals to dispose of, enter into an agreement to dispose of, negotiate or enter into discussions with any other party to dispose of, or enter into any merger or consolidation with respect to the Company Shares or the assets and business of the Company. The Seller and the Company further agreed that during such time, if any other person makes an inquiry with respect to any such disposition, Seller shall immediately notify Buyer of such inquiry.

1.4 Closing Date Consideration. On the Closing Date, the Buyer shall pay to Seller an amount equal to (a) the Total Cash Consideration, less the Deposit and (b) the Stock Consideration (collectively, the “Closing Date Consideration”).

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1.5 Closing. The closing of the purchase (the “Closing”) shall take place on a date (the “Closing Date”) upon which the Buyer shall make Closing Date Payment to the Seller and the Seller shall the Company Shares to the Buyer, duly endorsed for transfer and with the signature of the Seller appropriately notarized. Subject to the satisfaction of the other Conditions to Closing set forth in Section 2, the Parties anticipate that the Closing and the Closing Date shall occur within five business days following (a) the receipt by the Buyer of the “Audited Financial Statements of the Company” (hereinafter defined, and (b) the approval by the United States Securities and Exchange Commission (“SEC”) of the Form 1-A Offering Circular of the Buyer originally filed with the SEC on February 27, 2020 (the “Buyer Offering Circular”).. All transactions at the Closing shall be deemed (i) to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered and (ii) to have occurred at 12:01 a.m. Pacific Time on the date of the Closing. Notwithstanding the foregoing, in the event that the Closing and the Closing Date shall not occur by September 30, 2020 (the “Outside Closing Date”), unless such Outside Closing Date shall be extended by mutual agreement of the Parties, this Agreement shall forthwith terminate and become void and have no effect, without any liability on the part of any Party hereto or its affiliates, other than for fraud or willful misconduct occurring prior to the Outside Closing Date; provided, however that in the event the agreement is terminated, the Seller shall fully refund, transfer, reimburse or otherwise return the full amount of the Deposit to Buyer as promptly as possible after the Outside Closing Date,

SECTION 2

CONDITIONS TO CLOSING

The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or Buyer’s waiver) of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Section 3 and Section 4 shall be true and correct at and as of the date of this Agreement and the Closing Date as though then made (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a material adverse effect;

(b) The Company and Seller shall have performed in all material respects all of the covenants and agreements required to be performed by the Company and Seller under this Agreement at or prior to the Closing Date;

(c) The Seller and the Company shall have delivered to the Buyer the balance sheet of the Company dated as of December 31, 2018 and December 31, 2019 together with the statement of operations and cash flows of the Company for the two fiscal years ended December 31, 2019, as audited by KPMG or other nationally recognized accounting firm that is a member of the Public Company Accounting Oversight Board, in accordance with either International Financial Reporting Standards (“IFRS”) or generally accepted accounting standards (“GAAP”), including a comparison of the effect on GAAP accounting of financial statements prepared in accordance with IFRS (the “Company Audited Financial Statements”);

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(d) Following the delivery of the Company Audited Financial Statements, the Buyer Offering Circular shall have been qualified by the SEC and the Buyer shall have the right to sell its securities pursuant to such Buyer Offering Circular;

(e) All applicable waiting periods under applicable laws shall have expired and required notices, consents and waivers which are required by Buyer and Seller shall have be obtained, including, without limitation, shareholder consent of the Buyer and Seller;

(f) No final judgment, decree or order shall have been entered or legal requirement enacted which would prevent the consummation of the Closing; and

(e) The Company and Seller shall have delivered to Buyer each of the following:

(i) a certificate of the Company and Seller, dated as of the Closing Date, stating that the conditions specified in Section 2(a) and 2(b), as they relate to the Company and Seller, have been satisfied;

(ii) one or more certificates representing all of the outstanding Company Shares, duly endorsed for transfer or accompanied by appropriate transfer documents;

(iii) certified copies of each of the following: (i) the Company’s certificate of formation, as amended, certified by the Secretary of State of its jurisdiction of formation as of a recent date; (ii) a certificate of the Secretary of State of the Company’s jurisdiction of formation as of a recent date as to the legal existence and good standing of the Company; (iii) the Company’s limited company agreement, as amended; and (iv) votes adopted by the equityholders and resolutions adopted by the managers of the Company authorizing the execution, delivery and performance of this Agreement and the sale of the Company Shares.

If the Closing occurs, all closing conditions set forth in this Section 2 which have not been fully satisfied as of the Closing Date shall be deemed to have been fully waived by Buyer and Seller.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND COMPANY

In connection with the transactions provided for hereby, the Seller and the Company represents and warrants to the Buyer as follows:

3.1 Ownership of the Company Shares. The Seller owns and has good and marketable right, title and interest (legal and beneficial) in and to all of the Company Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind. Upon paying the Purchase Consideration in accordance with this Agreement, the Buyer will acquire good and marketable title to the Company Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind.

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3.2 Capitalization. The Company Shares represent all equity interests of the Company and there are no outstanding (i) equity interests or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity interests or voting securities of the Company or (iii) options, warrants, stock appreciation rights, phantom stock or other rights to acquire from the Company, or other obligations of the Company to issue, deliver or sell, any equity interests or voting securities or securities convertible into or exchangeable for equity interests or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Company Securities. No Company Securities are reserved for issuance or are held as treasury shares. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company is a party, or by which it is bound, with respect to the governance of the Company or the voting or transfer of any Company Securities.

3.3 Authorization. The Seller and Company has all necessary power and authority to execute, deliver and perform his obligations under this Agreement and any and all agreements, instruments and documents contemplated hereby and to sell and deliver the Company Shares being sold hereunder, and this Agreement constitutes a valid and binding obligation of the Seller.

3.4 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or breach by the Seller or the Company of, or constitute a default by the Seller or the Company under, any agreement, instrument, law, decree, judgment or order to which the Seller or the Company is a party or by which the Seller or Company may be bound.

3.5 No Consents. No governmental, administrative or other third-party consents or approvals are required by or with respect to Seller or Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.6 No Legal Proceedings/ Compliance with Law. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of the Seller or Company, threatened against or by the Seller or Company that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. The Company is in compliance with all regulations or applicable law relating to the Company Shares and Company has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such regulations or applicable law.

3.7 No Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or Company.

3.8 No Future Participation. Each of the Seller and Company acknowledges that such Seller (in his individual capacity) will have no future participation in the Company’s gains, losses, profits or distributions with respect to the Company Shares. If the Company Shares increase in value by any means, or if the Company’s equity becomes freely tradable and increases in value, the Seller acknowledges (in his individual capacity) that the Seller is voluntarily forfeiting any opportunity to share in any resulting increase in value from the Company Shares.

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3.9 No Other Agreement to Sell the Remaining Company Shares. Seller and Company have no other legal commitment or legal obligation, absolute or contingent, to any other person or firm other than Buyer to sell, assign, transfer or effect a sale of any of the Remaining Company Shares (as hereinafter defined) or to effect a merger, liquidation, dissolution or other reorganization of Company, or to enter into any agreement or cause the entering of an agreement with respect to any of the foregoing.

3.10 Tax Matters.

(a) The Company has filed all income and other material tax returns required to be filed by them (taking into account all applicable extensions) and all such income and other material tax returns are complete and correct. All material taxes of the Company have been paid.

(b) No material deficiencies for taxes with respect to the Company have been claimed, proposed or assessed in writing by any tax authority or other governmental authority, which have not been resolved. The Company has not waived any statute of limitations in respect of material taxes or agreed to any extension of time with respect to a material tax assessment or deficiency.

(c) There are no liens for taxes upon any asset of the Company.

(d) The Company has timely withheld, collected, deposited or paid all material taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

(e) The Company is not a party to any tax allocation or tax sharing agreement (excluding (i) any agreement not primarily relating to taxes and (ii) any agreement that will be terminated immediately prior to the Closing Date to the extent it relates to the Company).

(f) The Company has not been party to a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g) The Company has not been party within the past two (2) years to a transaction that was intended to qualify under Section 355 of the Internal Revenue Code of 1986, as amended.

3.11 Governmental Licenses. The Company owns or possesses all material approvals, authorizations, consents, licenses, sublicenses, permits or certificates of governmental authorities (collectively, the “Governmental Licenses”) required in the conduct of its business, in each case as of the date of this Agreement. Except as would not reasonably be expected to have a material adverse effect, as of the date of this Agreement, all such Governmental Licenses held by or issued to the Company are in full force and effect, and Company is in compliance in all material respects with each such Governmental License held by or issued to it.

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3.12 No Material Changes. There has been no material adverse change in the assets, liabilities, business, properties, operations, financial condition or results of operations of the Seller and Company and its subsidiaries, taken as a whole, since the Initial Purchase Date.

3.13 Actions. There are no actions, suits, claims, investigations or other Legal Proceedings pending or, to the Knowledge of the Seller, threatened against or by the Company or its assets, including Legal Proceedings that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the other Transaction Documents.

3.14 Compliance with Laws; Permits. Except as set forth in Section 3.14 of the Company Disclosure Letter, each of the Company and the Seller has complied, and is now complying, with all Laws applicable to the conduct of the Company Business as currently conducted or the ownership and use of the Assets. All Permits required for the Company to conduct the Company Business as currently conducted or for the ownership and use of the Assets have been obtained by the Company and are valid and in full force and effect. Specifically, the Company has passed each inspection by the BCC at each location with respect to its record keeping of each item of inventory purchased, sold and retained at such location, and the Company has not been cited for any violations and is not subject to any fines or penalties imposed by the BCC or any other Governmental Authority.

3.15 Liabilities. The Company has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise relating solely to the Company Business (collectively, “Liabilities”), except (i) obligations arising under this Agreement, and (ii) those Liabilities which are described, reflected or reserved against in the Closing Date Balance Sheet.

3.16 Contracts. The Seller and the Company have provided Buyer with true and complete copies of all Contracts, all of which are listed on Section 3.16 to the Company Disclosure Letter annexed hereto. All Contracts are in full force and effect and are enforceable in accordance with their respective terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. The Company is not in breach of or in default under, and, to the Knowledge of the Seller, no other party to any such Contracts is in breach of or in default under, any such Contracts, nor has any event occurred that, upon notice or the lapse of time, or both, would constitute such a breach or default. Neither the Seller nor the Company has received any written notice, and has no Knowledge, that any of the other parties under any Contracts has ceased, or intends to cease after the Closing, to do business with the Company.

3.17 Intellectual Property. Section 3.17 to the Company Disclosure Letter annexed hereto identifies (i) each patent or registration which has been issued to the Company with respect to any registered Intellectual Property relating to the Company Business, (ii) each pending patent application, (iii) all unregistered Intellectual Property and each application for registration which the Company possesses or has made with respect to the Company Business, and (iv) each written license, Contract or other permission which the Company has granted to any third party with respect to any of the Intellectual Property (together with any exceptions). With respect to each item of Intellectual Property: (i) the Company possesses all right, title, and interest in and to the item, free and clear of any Encumbrance, license, or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no Legal Proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use, or Sellership of the item; (iv) to the extent that the Company is a party to any license, Contract or other permission to enable the Company Business to use any Intellectual Property, the applicable license, sublicense or permission covering the item is legal, valid, binding, enforceable, and in full force and effect and will remain in full force and effect on identical terms following the consummation of the Transactions contemplated hereby; and (v) neither the Seller nor the Company has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

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3.18 Title to Assets. Except as expressly set forth on Section 3.18 to the Company Disclosure Letter, the Company has good and marketable title to all of their Assets and owns or leases such Assets free and clear of all Encumbrances. Such Assets are sufficient for the continued conduct of the Company Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Company Business as currently conducted.

3.19 Accounts Receivable. To the Knowledge of the Seller, all accounts receivable and rights to receive payments from customers and other third Persons are valid, enforceable and collectible in the ordinary course of the Company Business.

3.20 Inventory. Section 3.20 to the Company Disclosure Letter is a list of all spirits, cannabis, cannabis oils, edibles, and cannabis related accessories owned by the Company as at the end of the month immediately preceding the date of this Agreement (the “Inventory’”). The Company’s Inventory is sufficient to enable the Company to operate the Company Business as presently conducted.

3.21 Personal Property. All equipment, fixtures and other items of personal property included in the Company assets are in good operating condition and sufficient to enable the Surviving Corporation and the Subsidiaries to conduct the Company Business following the Closing Date, reasonable wear and tear excepted.

3.22 Financial Statements. The Company Financial Statements have been or shall be prepared in accordance with GAAP or IFRS applied on a consistent basis throughout the periods involved, subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements, when delivered). The Company Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company Business as of the respective dates they were prepared and the results of the operations of the Company Business for the periods indicated. By a date which shall be not later than June 30, 2020, the Seller shall have caused the Company to deliver to Buyer the Audited Financial Statements.

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3.23 Employees, Compensation and Commissions. Section 3.23 to the Company Disclosure Letter, sets forth a list of all employees and associates of the Company, their annual salaries and bonuses (excluding Commissions) and the Company in connection with the payment of Commissions to the Seller and the employees and associates.

3.24 Real Property Matters.

(a) Owned Real Estate. The Company has does not own any real property.

(b) Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has a valid and subsisting leasehold estate (a “Lease”) in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Encumbrances. Section 3.24(b) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of the all leases of real property at which the Company conducts the Company Business (the “Leased Real Estate”) including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither any Company nor, to the Knowledge of the Seller, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. The Company has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Company or entered any sublease, license or other agreement that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Company has delivered or otherwise made available to Buyer true and complete copies of each Lease including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which each of the Company leases, subleases or licenses, as tenant, any Leased Real Estate.

3.25 Brokers. Neither the Seller, the Company nor any of its officers, directors, employees or Affiliates has employed or engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no fee or other compensation is or will be due and owing to any broker, finder, underwriter, placement agent or similar person in connection with the transactions contemplated by this Agreement.

3.26 Stock Consideration. The Seller, by his execution of this Agreement, hereby expressly represents and warrants that:

(a) the shares of Buyer common stock constituting the Stock Consideration are or shall be restricted securities and have not been registered for resale under the Securities Act, and may not be sold, transferred, hypothecated or assigned by such Seller in the absence on a registration statement covering such Stock Consideration that has been declared effective by the SEC or the availability of an application exemption from the registration requirements of the Securities Act;

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(a) such Stock Consideration shall be issued pursuant to Section 4(a)(2) of the Securities Act;

(b) the Seller is acquiring the Stock Consideration for investment only and not with a view toward the immediate resale or distribution thereof;

(c) the Seller or his legal and financial representatives have reviewed the SEC Reports filed by Buyer with the SEC and understand the risks of his investment in the Stock Consideration; and

(d) the Seller is an “accredited investor” (as that term is defined in Rule 501 under the Securities Act), has no immediate need for liquidity in his investment in the Stock Consideration, and can afford a loss of his investment.

3.27 Full Disclosure. No representation or warranty by Seller or Company in this Agreement or any certificate or other document furnished or to be furnished to the Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

4.1 Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authorization. The Buyer has all necessary power and authority to execute, deliver and perform his obligations under this Agreement and any and all agreements, instruments and documents contemplated hereby and to sell and deliver the Company Shares being sold hereunder, and this Agreement constitutes a valid and binding obligation of the Buyer.

4.3 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or breach by the Buyer of, or constitute a default by the Buyer under, any agreement, instrument, law, decree, judgment or order to which the Buyer is a party or by which the Buyer may be bound.

4.4 No Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of the Buyer, threatened against or by the Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.5 Qualification of Offering Circular. Subject to the Seller and the Company delivering on a timely basis the Company Audited Financial Statements, the Buyer shall use its commercially reasonable efforts to cause the Buyer Offering Circular to be qualified by the SEC and shall diligently respond to all comments from the staff of the SEC.

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4.6 No Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

SECTION 5

SUCCESSORS AND ASSIGNS

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties (including transferees of any of the Company Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

SECTION 6

GOVERNING LAW; JURISDICTION; JURY TRIAL WAIVER

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any applicable choice-of-law provisions. Each party consents, and waives any objection to, the jurisdiction of and venue in any state or federal court in the State of Delaware. To the extent permitted by law, each party irrevocably and unconditionally waives its right to (a) a jury trial in any court action arising under or otherwise related to this Agreement and (b) proceed, and/or to seek to transfer or remove any claim, dispute, action or proceeding to any other jurisdiction or venue or to be otherwise resolved. Each party certifies that it (a) has considered and understands the implications of this waiver and (b) makes this waiver voluntarily.

SECTION 7

ENTIRE AGREEMENT

This Agreement contains the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof, except as expressly referred to herein.

SECTION 8

AMENDMENTS AND WAIVERS.

Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Buyer, the Company and the Seller.

SECTION 9

FURTHER ACTION

Each party hereto agrees to execute any additional documents and to take any further action as may be necessary or desirable in order to implement the transactions contemplated by this Agreement.

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SECTION 10

SURVIVAL

The representations and warranties and herein shall survive the execution and delivery of this Agreement and the Closing hereunder.

SECTION 11

SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 12

NOTICES

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile, if sent during normal business hours of the recipient or, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 12).

SECTION 13

COUNTERPARTS

This Agreement may be executed and delivered by facsimile and PDF signature and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the Parties has executed this Share Purchase Agreement as of the Effective Date.

BUYER:

Elegance Brands, Inc.

By:	/s/ Ram Venkat
Name:	Ram Venkat
Title:	Chief Financial Officer
Address:

SELLER:

/s/ Amit Raj Beri
Amit Raj Beri
Address:
809 Huntley Drive
West Hollywood, CA 90069

COMPANY:

Australian Boutique Spirits Pty Ltd

/s/ Sahil Beri
Name:	Sahil Beri
Title:	Director
Address:	1 Doris Hirst Pl, West Pennant Hills, Sydney, Australia 2125